Putnam Absolute Return 500 Fund, 10/31/15, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	   3,087
Class B	   63
Class C	   396
Class M	   33

72DD2 (000s omitted)

Class R	   46
Class R5   0
Class R6   56
Class Y	   3,514

73A1

Class A	   0.109
Class B	   0.021
Class C	   0.025
Class M	   0.054

73A2

Class R	   0.086
Class R5   0.145
Class R6   0.150
Class Y	   0.143


74U1	(000s omitted)

Class A	   34,561
Class B	   2,954
Class C	   18,619
Class M	   808

74U2	(000s omitted)

Class R	   52
Class R5   1
Class R6   582
Class Y	   40,418

74V1

Class A	   11.55
Class B	   11.38
Class C	   11.36
Class M	   11.44

74V2

Class R	   11.42
Class R5   11.63
Class R6   11.63
Class Y	   11.60

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.